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

                                                     EXHIBIT 12
                            COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                           Twelve    Fiscal Year Ended September 30
                                         Months Ended
                                           6/30/95      1994      1993      1992      1991      1990

EARNINGS:

Income Before Interest Charges (2)          $128,046  $127,885  $125,742  $118,222  $110,240  $109,781
Allowance for Borrowed Funds
 Used in Construction                            205       209       174     1,088     2,278     1,273
Federal Income Tax                            26,960    36,630    21,148    17,680    (3,929)   17,435
State Income Tax                               4,464     6,309     2,979     3,426       342     2,419
Deferred Inc. Taxes - Net (3)                 12,980     4,857    16,923    14,130    26,880     7,657
Investment Tax Credit - Net                     (686)     (685)     (698)     (711)     (746)     (798)
Rentals (1)                                    5,397     5,730     5,621     5,857     4,915     4,915
                                             -------   -------   -------   -------   -------   -------
                                            $177,366  $180,935  $171,889  $159,692  $139,980  $142,682
                                             =======   =======   =======   =======   =======   =======
FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                   $40,549   $36,699   $38,507   $39,949   $41,916   $37,236
Interest on Commercial Paper and
   Short-Term Notes Payable                    6,204     5,599     7,465    12,093    11,933    12,521
Other Interest (2)                             4,795     3,361     4,727     6,958     9,679     9,298
Rentals (1)                                    5,397     5,730     5,621     5,857     4,915     4,915
                                              ------    ------    ------    ------    ------    ------
                                             $56,945   $51,389   $56,320   $64,857   $68,443   $63,970
                                              ======    ======    ======    ======    ======    ======
RATIO OF EARNINGS TO FIXED CHARGES              3.11      3.52      3.05      2.46      2.05      2.23


Notes:
     (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

     (2) The twelve months ended 6/30/95, fiscal 1994 and fiscal 1993 reflect the reclassification of $1,712, $1,674 and $1,374, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

     (3) Deferred Income Taxes - Net for the twelve months ended 9/30/94 excludes the cumulative effect of changes in accounting.

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